EXHIBIT 99.2


               MULTI-MARKET RADIO COMPLETES WARRANT REDEMPTION


NEW YORK, November 11, 1996 -- Multi-Market Radio, Inc. (NASDAQ: RDIOA) today announced that it had redeemed all of its Class A Warrants that were outstanding at 5:00 PM, New York time, on November 7, 1996. Approximately 4,000 warrants remained outstanding at the exercise deadline and were redeemed at the redemption price of $.01 per warrant. The redemption was made in accordance with the terms of the warrant agreement governing the Class A Warrants. After notice of the redemption had been disseminated, an aggregate of $14.2 million in new equity capital was raised by the exercise of the Class A Warrants.

Multi-Market Radio, with all previously announced dispositions and terminations, will own, provide programming for, or sell advertising on behalf of nine radio stations in five markets. Multi-Market Radio has entered into a merger agreement with SFX Broadcasting, Inc. (NASDAQ: SFXBA) pursuant to which it will be acquired by SFX Broadcasting. The transaction is expected to close immediately following Multi-Market's and SFX's stockholder meetings, which will be held on November 22, 1996.